Exhibit T3E.5

SUPPLEMENTAL OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

E*TRADE Financial Corporation

Offer to Exchange

Any and All Outstanding 8% Senior Notes due 2011
for Class A Senior Convertible Debentures due 2019 or Class B Senior Convertible Debentures due 2019
and
Up to $1,000,000,000 Aggregate Principal Amount of 12.5% Springing Lien Notes due 2017 Held By Citadel Equity Fund Ltd. and Up to $310,000,000 Aggregate Principal Amount of 12.5% Springing Lien Notes due 2017 Not Held By Citadel Equity Fund Ltd.
for Class A Senior Convertible Debentures due 2019 or Class B Senior Convertible Debentures due 2019
and
Consent Solicitation

This Supplemental Offering Memorandum and Consent Solicitation Statement (the “Supplemental Offering Memorandum”) is supplemental to and should be read in conjunction with the Offering Memorandum and Consent Solicitation Statement dated June 22, 2009 (the “Offering Memorandum”).  Terms defined in the Offering Memorandum shall bear the same meanings in this Supplemental Offering Memorandum.

The exchange offer for the Notes will expire at 12:00 midnight, New York City time (the “Expiration Time”), on the date of the vote at the Special Meeting (the “Expiration Date”).  The Company has set August 19, 2009 as the date of the Special Meeting.  Therefore, unless the Special Meeting is adjourned, postponed or continued to another date, August 19, 2009 will be the Expiration Date.  In the event the Expiration Date is changed, the Company will promptly notify holders of the Notes.  Holders who have tendered their Notes after the Early Tender Deadline but prior to the Expiration Time and have their Notes accepted will receive Class B Debentures.  The initial conversion price for the Class B Debentures will be $1.5510, or 150% of the initial conversion price of $1.0340 applicable to the Class A Debentures.  You may withdraw Notes tendered after the Early Tender Date at any time prior to the Expiration Time, but you may not do so after that deadline.  Because the maximum number of 2017 Notes subject to the exchange offer were tendered during the Early Tender Period, the exchange offer effectively remains open only with respect to the 2011 Notes not tendered during the Early Tender Period.

As of the Early Tender Deadline, approximately $429,616,000 of 2011 Notes and approximately $1,407,178,248 of 2017 Notes had been validly tendered, including $230,245,000 of 2011 Notes and $1 billion of 2017 Notes tendered by affiliates of Citadel.  The 2011 Notes tendered represent Citadel’s total holdings and approximately 97 percent of non-Citadel holdings, and the 2017 Notes tendered represent the maximum of Citadel’s commitment to participate in the exchange offer and approximately 99 percent of non-Citadel holdings. Because the aggregate principal amount of 2017 Notes tendered by holders other than Citadel exceeds $310,000,000, acceptance of the 2017 Notes tendered by such holders for exchange will be pro-rated as described in the Offering Memorandum.

E*TRADE Financial Corporation accepts responsibility for the information contained in this Supplemental Offering Memorandum.

July 21, 2009

The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Information Agent and Exchange Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

BY MAIL: P.O. Box 859208 Braintree, MA 02185-9208 Attention: Corporate Actions; E*TRADE	BY OVERNIGHT COURIER: 161 Bay State Drive Briantree, MA 02184 Attention: Corporate Actions; E*TRADE

By Facsimile:

(For Eligible Institutions only)
(781) 930-4942
Attention: E*TRADE
Confirmation by Telephone:
(781) 930-4900

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing and delivery address listed above.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.